ONE LIBERTY PROPERTIES, INC.
                               60 CUTTER MILL ROAD
                              GREAT NECK, NY 11021
                           Telephone No.: 516-466-3100
                           Facsimile No.: 516-466-3132
                          www.onelibertyproperties.com


                          JEFFREY FISHMAN RESIGNS FROM
                             ONE LIBERTY PROPERTIES

               FREDRIC H. GOULD, CHAIRMAN OF THE BOARD, IS ELECTED
                    AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Great Neck, New York - July 21, 2005 - One Liberty Properties, Inc. (NYSE:
OLP) announced today the resignation of Jeffrey Fishman, its President, Chief Executive Officer and a member of the Board of Directors. It also announced that the Board of Directors has elected Fredric H. Gould, Chairman of the Board of One Liberty Properties, as Chief Executive Officer and President effective immediately. Mr. Fishman's resignation followed the discovery by the Company of what appears to be inappropriate financial dealings by Mr. Fishman with a former tenant of a property owned by a joint venture in which the Company is a venture partner.

      The Company stated that at this time there is no reason to believe that the discovery of these issues involving Mr. Fishman will result in any change to its previously reported statements of financial condition or results of operation. The Audit Committee of the Board of Directors of the Company has retained special counsel who, in consultation with the Audit Committee, is investigating this matter and related matters.

      One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

      Certain information contained herein is forward looking. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appears in the Company's Form 10-K for the year ended December 31, 2004.


Contact: David W. Kalish
         (516) 466-3100